Exhibit 19.1

LAKE SHORE BANCORP, INC.

LAKE SHORE SAVINGS BANK

STATEMENT OF COMPANY POLICY

REGARDING CONFIDENTIAL INFORMATION AND STOCK

AND SECURITIES TRADING BY DIRECTORS, OFFICERS AND EMPLOYEES

The Purpose of the Stock Trading and Insider Information Policy

The Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority (“FINRA”) and federal prosecutors vigorously pursue violations of the federal securities laws, including insider trading violations. An “insider trading” violation occurs when a person buys or sells the securities of a company while in possession of material information about the company that is not known to the public or when a person gives a “tip” about such material non-public information to someone else who then trades in that company’s securities.

The penalties are not limited to those who actually engage in illegal trading. Under the various laws designed to prevent insider trading, substantial penalties may be imposed on companies and their controlling persons who fail to take appropriate steps to prevent illegal trading or “tipping” of inside information by company personnel. As a consequence, companies like Lake Shore Bancorp, Inc. (the “Company”) and its subsidiary, Lake Shore Savings Bank, (the “Bank”) find it necessary to adopt preventive policies and procedures covering securities trading by company personnel.

In addition to our concern over corporate liability under the federal securities laws, we are committed to avoiding even the appearance of improper or inappropriate conduct on the part of anyone employed by or associated with the Company or the Bank. We have all worked hard over the years to establish our reputation for integrity and ethical conduct. It is our most important asset, and we must all protect it.

Statement of Policy

The Company has adopted the following Statement of Policy:

If a director, officer or any employee obtains or becomes aware of material nonpublic information relating to the Company or the Bank, it is the Company’s policy that neither that person nor any member of that person’s immediate family or any member of that person’s household may buy, sell or gift securities of the Company or engage in any other action to take advantage of, or pass on to others, that information. This policy also applies to information relating to any other company, including depositors or borrowers, obtained in the course of employment.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for any emergency expenditure) are no exception. The Company’s common stock should be viewed by all directors, officers and employees as a long-term investment and should not, either directly or indirectly, be used to “play the market” either through individual transactions or transactions under any employee benefit plan. Even the appearance of an improper or inappropriate transaction should be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

Remember, if your securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how regulators, prosecutors, courts and others might view your transaction in hindsight. Be advised that there are some employees of the SEC and FINRA and private attorneys whose primary job is to investigate and prosecute violations of the insider trading laws, and they will not give you the “benefit of the doubt” when reviewing your securities transactions.

Material Information. Under relevant court decisions, information is material if there is a substantial likelihood that a reasonable investor would consider it important in a decision to buy, hold or sell securities. Thus, any information which could reasonably affect the price of securities is material, as well as any information important to a decision of how to vote in a proxy contest or how to respond to a tender offer. Common examples of information that will frequently be regarded as material are:

•
earnings or losses;
•
financial forecasts, especially projections of future earnings or losses;
•
news of a pending or proposed merger, acquisition, or tender offer;
•
news of a significant purchase or sale of assets;
•
changes in dividend policy or the declaration of a stock split or the offering of additional securities;
•
decisions to repurchase securities;
•
changes in management;
•
significant changes in operations;
•
cybersecurity events or data breaches;
•
increases or decreases in non-performing assets;
•
significant increases or decreases in loan originations;
•
information regarding the ability of a borrower to repay a significant loan;
•
extraordinary borrowing or investment;
•
major litigation; and
•
financial liquidity.

Either positive or negative information may be material. When in doubt, assume that information about any of these items is material and has not been disclosed to the public.

When Information Is Public. It is also inadvisable for you to enter into a trade immediately after the Company has made a public announcement of material information, including earnings press releases. Because the Company’s shareholders and the investing public should be afforded the time to receive the information and act upon it, as a general rule you should not engage in any transactions until the second business day after a public announcement of material information. Thus, if any announcement is made during or after trading hours on a Monday, Wednesday generally would be the first day on which you may trade. If an announcement is made prior to opening of trading on a Monday, Tuesday generally should be the first day on which you may trade. If an announcement is made during or after trading hours on Friday, the following Wednesday generally would be the first day. For your reference, the Company’s quarterly and annual earnings press releases usually are issued during the third, fourth, or fifth week following the conclusion of the period for which earnings are being reported.

Additional Guidance. The Company considers it improper and inappropriate for those employed by or associated with the Company to engage in short-term or speculative transactions in the

Company’s securities or in other transactions in the Company’s securities that may lead to inadvertent violations of the insider trading laws. Accordingly, your trading in Company securities is subject to the following additional guidance.

Short Sales. You may not engage in short sales of the Company’s securities (sales of securities that are not then owned), including a “sale against the box” (a sale with delayed delivery).

Publicly Traded Options. You may not engage in transactions in publicly traded options, such as puts, calls and other derivative securities, on an exchange or in any other organized market.

Standing Orders. Standing orders should be used only for a very brief period of time. A standing order placed with a broker to sell or purchase stock at a specified price leaves you with no control over the timing of the transaction. A standing order transaction executed by the broker when you are aware of material nonpublic information may result in unlawful insider trading.

Pledging Company Stock. Directors and executive officers are generally prohibited from pledging Company stock as collateral for any loan or holding Company stock in a margin account. The Board of Directors may approve an exception to this policy for a pledge of Company stock as collateral for a loan from a third party (not including margin debt) where the borrower clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities.

Stock Options. The Company should not generally make option awards to Named Executive Officers (as defined in SEC Regulation S-K) in the four business days before the filing of a periodic report on Forms 10-Q and 10-K as applicable or the filing or furnishing of a Current Report on Form 8-K that discloses material nonpublic information (including earnings information but excluding a Form 8-K that discloses only the grant of a material new option award) and ending one business day after such triggering event. A director, officer or employee may exercise a stock option at any time, but any stock acquired upon such exercise may not be sold (whether by means of a cashless exercise or otherwise) if the employee has material nonpublic information regarding the Company. At any time, however, an employee may deliver Company stock already owned to pay the option exercise price and taxes.

Company Stock Repurchases. Directors and executive officers are discouraged from purchasing or selling Company shares within four business days before or after an announcement of a share repurchase plan, or an announcement of any increase in a share repurchase plan. The Company is prohibited from repurchasing its stock while in possession of material nonpublic information unless pursuant to a Rule 10b5-1 trading plan as set forth below.

Tipping Information to Others. Whether the information is proprietary information about the

Company or information that could have an impact on the price of the Company’s common stock, you must not pass the information on to others, including your family members. The above penalties apply whether or not you derive any benefit from another’s actions.

Transactions by Family Members. The same restrictions regarding insider trading apply to members of your immediate family, and others living in your household as well as any other person or entity (i.e., corporations, partnerships, trusts, etc.) with whom you may be deemed to share beneficial ownership of the Company’s common stock. Each employee is responsible for the compliance of such persons and entities.

Post-Termination Transactions. This policy continues to apply to your transactions in Company securities even after you have terminated employment or other services to the Company as follows: if you are aware of material nonpublic information when your employment or service relationship terminates, you may not trade in Company securities until that information has become public or is no longer material.

Requirements Applicable to Directors, Officers and Employees.

All directors, officers and employees of the Company shall comply with the following guidelines and procedures when engaging in transactions in the Company’s common stock.

Period of Prohibited Transactions (Window Period). Because directors, officers and employees may be aware of material information prior to it being made public and to avoid any appearance of impropriety, it is Company policy that no director, officer or employee may engage in any transaction involving the Company’s common stock commencing the 20th calendar day prior to the end of each fiscal quarter through and until the second business day after a public announcement of quarter end earnings. Furthermore, transactions should not be made if directors, officers or employees have knowledge of material information that has not yet been made public from the time knowledge is obtained until the second business day after a public announcement is made.

From time to time, Company management may conclude that directors, officers and employees should refrain from trading in the Company’s securities during a certain specified time period, even though such period falls within a window period. These restricted trading periods will be imposed in response to existing or pending events or circumstances that management believes create an increased risk of insider trading. In such situations, the Company will advise the directors, officers and employees in writing that they may not engage in any trades until further notice. Affected persons will be notified in writing when the restricted trading period ends.

Pre-Clearance of all Trades. To continue to provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper or inappropriate transaction (which could result, for example, where an officer engages in a trade while unaware of a pending major development), the policy of the Company is the following:

Before any director, officer or employee buys or sells any Lake Shore Bancorp, Inc. common stock or enters into any other transaction with respect to Company securities, that person is required to notify the Company's Compliance Officer or Chief Financial Officer and Treasurer who will act as the compliance officers, describing the transaction. The notice should be given in writing whenever possible and should, in no event, be given via a voicemail message. Any proposed transaction may be referred to the Company’s legal counsel, or other appropriate actions may be taken to determine whether there is material non-public information concerning the Company. The Company will try to respond — approve or not approve the transaction — on the same business day. If material non-public information exists, the Company may ask that person not to proceed with the proposed transaction. However, because new material information could develop at any time, an approved securities transaction should be completed promptly.

Notification of All Trades. To keep an accurate record of transactions in the Company’s common stock by individuals most likely to be in possession of material nonpublic information, the Company also implements the following procedure:

Immediately, and in any event no later than 9 a.m. on the immediately following business day, after any director, officer or employee buys or sells any shares of the Company’s common stock, that person is required to notify the Company's Compliance Officer or Chief Financial Officer and Treasurer, the compliance officers, or the Company's Controller (as back-up) or any such person or persons as they shall designate from time to time to act in their absence, describing the completed transaction. Whenever possible, this notice should be given in writing to the Company's Compliance Officer or Chief Financial Officer and Treasurer within 24 hours and include a copy of the trade confirmation.

If you are a beneficiary of a trust managed by another without consultation or approval by you, compliance with the pre-clearance and notification procedure is not required for transactions by the trust. If, however, there is consultation or approval prior to a trade, this exception will not apply.

For the directors and the Executive Officers who are “Reporting Persons” of the Company for purposes of the federal securities laws, the Company’s program for compliance with the reporting obligations of directors and executive officers and with the “short-swing” transactions restrictions of the federal securities laws will be provided separately.

Please remember that even if the Company advises you that there is no material nonpublic information about the Company, the Company is not responsible for your securities transactions. You are solely responsible for your investment decisions and for any misuse of non-public information. You alone will suffer the consequences if you engage in securities transactions on the basis of non-public information or if you disclose the information. Please be careful not to do so.

Unauthorized Disclosure. Maintaining the confidentiality of Company information is essential for competitive, security and other business reasons, as well as to comply with securities laws.

You should treat all information you learn about the Company or the Bank or its business plans in connection with your employment as confidential and proprietary. Inadvertent disclosure of confidential or inside information may expose the Company and you to significant risk of investigation and litigation.

The timing and nature of the Company’s disclosure of material information to outsiders is subject to legal rules, the breach of which could result in substantial liability to you, the Company and its management. Accordingly, it is important that responses to inquiries about the Company by the press, investment analysts or others in the financial community be made on the Company’s behalf only through authorized individuals, namely the Chairman of the Board and/or the President/CEO.

Purchases by Directors, Officers or Employees Pursuant to a Contract, Instruction or Plan.

Directors, officers and employees will be authorized to engage in transactions in Company securities without following the procedures in the section titled “Requirements Applicable to Directors, Officers and Employees” only under the following conditions:

1.
The transaction occurs pursuant to a contract, instruction or plan meeting the requirements of 17 CFR 240.10b5-1, a summary of which is included below;

2.
The contract, instruction or plan must be in writing and executed by the director, officer or employee;

3.
The contract, instruction or plan must be submitted in advance to the Company and approved by the Board of Directors;

4.
The contract, instruction or plan must provide for a same-day reporting mechanism by the person authorized to engage in the transaction on behalf of the director, officer or employee and all transactions by directors, officers or employees under the contract, instruction or plan must be reported to the Company on the day they occur;

5.
A director, officer or employee who conducts transactions under a contract, instruction or plan approved in advance by the Company will be responsible for and will be required to acknowledge in writing their responsibility for preparing and filing all Forms 144 for sale transactions;

6.
The party authorized under the contract, instruction or plan to engage in transactions must be an institutional broker/dealer or registered investment advisor acceptable to the Company and in which the director, officer or employee has no relationship other than as a customer;

7.
Contracts, instructions or plans may not provide for both purchases and sales and any such contract, instruction or plan will not be approved;

8.
If a director or officer has engaged in a sale or purchase transaction within six months of the submission for approval of the contract, instruction or plan and the contract, instruction or plan submitted provides for a purchase or sale respectively, the contract, instruction or plan will likely not be approved, (i.e. if the director or officer has sold shares within the last six months, a contract, instruction or plan that provides for purchases will not be approved);

9.
The contract, instruction or plan may be terminated, revoked or amended only during a window period; and

10.
The contract, instruction or plan must be of finite duration, and, in any event, not longer than one year, subject to renewal only during a window period with the Company’s approval.

Proposed contracts, instructions or plans will not be prepared by the Company. Proposed contracts, instructions or plans and any required notices to the Company pursuant hereto shall be submitted to the Company's Chief Financial Officer and Treasurer or Compliance Officer, or to the Company's Controller (as backup). Approval or disapproval of any proposed contracts, instructions or plans shall be solely for the benefit of and solely within the discretion of the Company for purposes of assuring compliance with this Statement of Policy.

Review and approval of any contract, instruction or plan is not intended to assure or guarantee compliance with Rule 10b5-1, which is solely the responsibility of each individual director, officer and employee. Accordingly, you must consult with your own advisors in connection with the preparation of any such contact, instruction or plan.

Summary of SEC Rule 10b5-1.

Pursuant to 17 CFR 240.10b5-1 an individual may purchase securities when in the possession of material inside information, i.e. outside of the Company’s window periods, under certain limited circumstances. Such a transaction will not be deemed to be made on the basis of material nonpublic information if, before becoming aware of the material nonpublic information, the individual:

1.
enters into a binding contract to purchase or sell the security;
2.
instructs another person to buy the security for the insider’s account; or
3.
adopts a written plan for purchasing securities.

In any case to which the exception is to apply, three things must occur:

1.
The contract, instruction or plan must:
▪
specify the amount of securities to be purchased or sold, indicate the price at which the securities are to be purchased or sold and indicate the date on which the securities are to be purchased or sold; or
▪
include a written formula, algorithm or computer program to determine the amount of securities to be purchased or sold the price at which the securities are to be purchased or sold and the date on which the securities are to be purchased;

2.
The contract, instruction or plan must:
▪
begin after a “cooling-off” period. For directors and executive officers, this cooling-off period is the later of (i) 90 days after the adoption or modification of the 10b5-1 plan or (ii) two business days following the filing of a Form 10-Q or Form 10-K, as applicable, for the Company’s financial results for the fiscal quarter in which the 10b5-1 plan was adopted or modified (but in no case can disclosure exceed 120 days following plan adoption or modification). For persons who are not directors or executive officers, this cooling-off period is 30 days after adoption or modification of the10b5-1 plan. The cooling-off period does not apply to Company repurchases;
▪
contain a certification from directors or officers of the Company that on the date of adoption or modification of the 10b5-1 plan that (1) they are not aware of any material non-public information about the security or the Company; and (2) they are adopting the 10b5-1 plan in good faith and not as part of a plan or scheme to evade Section 10(b) of the Exchange Act and Rule 10b-5;
▪
not permit the insider to exercise any subsequent influence over how, when or whether to effect purchases or sales; and
▪
if the contract, instruction or plan does permit the insider to exercise any subsequent influence over how, when or whether to effect purchase or sale, and such influence is exercised, the influence must be exercised at a time when the insider was not aware of the material inside information i.e., during window periods; and,

3.
The purchase or sale that occurred was pursuant to the contract, instruction or plan and was conducted in good faith.

Where the contract, instruction or plan must specify the amount of securities to be purchased or sold, the amount may be either a specified number of shares or a specified dollar value of the securities.

Where the contract, instruction or plan must specify the price, the price may be either the market price on a particular day, a limit price or a particular dollar price.

Where the contract, instruction or plan must specify the date, if the price is set as a market order, the date must be on the specific day of the year on which the order is to be executed or as soon thereafter as is practicable under ordinary principles of best execution. If the order is a limit order, the date is a day of the year on which the limit order is in place.

Any questions regarding this statement should be referred to the Company's Chief Financial Officer and Treasurer or Compliance Officer, the compliance officers for this policy.

Please sign the acknowledgement on the next page to confirm that you have read and understand this Statement of Company Policy and procedures and that you agree to follow its requirements: the signed acknowledgement should be returned to the Company's Compliance Officer.

This statement will be updated and recirculated from time to time.

Stock Trading and Insider Information Policy

Director, Officer and Employee Signature Page

Name: _______________________________________________________

Position: _____________________________________________________

I have read and understand the Lake Shore Bancorp, Inc. Statement of Company Policy Regarding Confidential Information and Stock and Securities Trading by Directors, Officers and Employees dated [_____], and will follow its requirements.

Date: _____________________ _________________________

[Signature]